UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:August 22, 2019
(Date of earliest event reported)

SUN COMMUNITIES INC.
(Exact name of registrant as specified in its charter)

Maryland	1-12616	38-2730780
(State of Incorporation)	Commission file number	(I.R.S. Employer Identification No.)

27777 Franklin Rd.	Suite 200,	Southfield,	Michigan	48034
(Address of Principal Executive Offices)				(Zip Code)

(248) 208-2500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SUI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

On August 22, 2019, Sun Communities, Inc. (the “Company”) and its wholly-owned subsidiary, Sun Jensen LLC (the “Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Jensen’s, Inc. (“Jensen’s”) and JSRep, Inc. (the “Shareholder Representative”), under which the Company will acquire Jensen’s through a merger of Jensen’s into the Merger Sub, with the Merger Sub being the surviving entity of the merger (the “Merger”). The Company will pay approximately $343.6 million in aggregate consideration to Jensen’s shareholders as consideration for the Merger of which approximately $335.5 million will be paid for existing improved sites and approximately $8.0 million will be paid for expansion sites and land. The purchase price will be adjusted at closing for pro rations and certain other adjustments, including a reduction of approximately $60.0 million for debt that will be owed by Jensen's as of the closing. The Company will pay $274,840,000 of the Merger consideration by issuing 1,972,906 shares of its common stock (the “Merger Shares”) at an agreed issuance price of $139.3072 per share to the Jensen’s shareholders. The Company will pay the balance of the purchase price in cash.

Jensen’s directly or indirectly owns 31 manufactured home communities, comprising 5,230 developed manufactured home sites and over 460 additional manufactured home sites suitable for development. These communities are in Connecticut, Georgia, Maryland, New Hampshire, New Jersey, New York, North Carolina and South Carolina.

The Company anticipates that the closing of the Merger will occur in the fourth quarter of 2019. The consummation of the Merger is subject to customary closing conditions. As a result, there can be no assurances as to the actual closing or the timing of the closing. At the closing, the Company and some or all of the shareholders of Jensen’s will enter into a registration rights agreement under which the Company will agree to use its best efforts, within five days after the closing, to register the resale of the Merger Shares delivered to the Jensen’s shareholders that become party to the registration rights agreement.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached hereto as Exhibit 2.1, the terms of which are incorporated by reference herein.

Item 3.02    Unregistered Sales of Equity Securities.

The information regarding the issuance of the Merger Shares set forth in Item 1.01 above is hereby incorporated into this Item 3.02. If the closing occurs, the Company will issue the Merger Shares to Jensen’s shareholders as consideration for the Merger. The issuance of the Merger Shares will be made in reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 8.01    Other Events.

On August 22, 2019, the Company issued a press release, furnished as Exhibit 99.1 and incorporated herein by reference, announcing the execution of the Merger Agreement.  The information contained in this Item 8.01 on Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01    Financial Statements and Exhibits.

2.1*	Agreement and Plan of Merger, dated August 22, 2019, among Jensen’s, Inc., JSRep, Inc., in its capacity as the Shareholder Representative, Sun Communities, Inc., and Sun Jensen LLC.
99.1	Press Release dated August 22, 2019
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K because such schedules and exhibits do not contain information which is material to an investment decision or which is not otherwise disclosed in the filed agreements. The Company will furnish the omitted schedules and exhibits to the Securities and Exchange Commission upon request by the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN COMMUNITIES, INC.
Dated:	August 22, 2019	By:	/s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President, Chief Financial Officer, Secretary and Treasurer